Exhibit 5.1

(214) 953-0053

June 23, 2004

Decorize, Inc.
1938 E. Phelps
Springfield, Missouri 65802

RE:     Registration Statement on Form S-3 (File No. 333-                     )

Gentlemen:

      We have served as counsel for Decorize, Inc., a Delaware corporation (the "Company"), and certain stockholders of the Company (the "Selling Stockholders") in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering the proposed sale from time to time by the Selling Stockholders of a maximum of 500,000 shares (the "Shares") of Common Stock, $.001 par value, of the Company.

      With respect to the foregoing, we have examined such documents and questions of law as we have deemed necessary to render the opinions expressed below. Based upon the foregoing, we are of the opinion that the Shares, when sold and delivered in accordance with the Registration Statement, will be duly and validly issued and outstanding and fully paid and nonassessable.

Very truly yours,

HALLETT & PERRIN, P.C.